Exhibit 1.2

PALADIN ENERGY LIMITED
(ACN 061 681 098)
(“PEL”)
THIS NOTICE IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE, YOU SHOULD CONSULT YOUR OWN INDEPENDENT PROFESSIONAL ADVISERS IMMEDIATELY.
THIS NOTICE IS MADE WITH RESPECT TO THE SECURITIES OF A NON-U.S. COMPANY.  THE CONSENT SOLICITATION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A NON-U.S. COUNTRY, WHICH ARE DIFFERENT FROM DISCLOSURE REQUIREMENTS IN THE UNITED STATES.  FINANCIAL STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE IN THE CONSENT SOLICITATION MEMORANDUM HAVE BEEN PREPARED IN ACCORDANCE WITH INTERNATIONAL FINANCIAL REPORTING STANDARDS WHICH MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF U.S. COMPANIES.  IF YOU ARE A U.S. HOLDER, IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER U.S. FEDERAL SECURITIES LAWS, SINCE PEL IS LOCATED IN A NON-U.S. COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A NON-U.S. COUNTRY.  YOU MAY NOT BE ABLE TO SUE A NON-U.S. COMPANY OR ITS OFFICERS OR DIRECTORS IN A NON-U.S. COURT FOR VIOLATIONS OF U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A NON-U.S. COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT’S JUDGMENT.  YOU SHOULD BE AWARE THAT PEL MAY PURCHASE THE BONDS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.
NOTICE OF MEETING
 in respect of the
2017 Convertible Bonds	ISIN	Common Code	Aggregate Principal Amount Outstanding
6.00% Convertible Bonds due April 2017	XS0775195562	077519556	US$212,000,000
issued by PEL (the “Bonds”)
NOTICE IS HEREBY GIVEN that, pursuant to the provisions of Schedule 3 (Provisions for meetings of Bondholders) to the Trust Deed (as defined below) constituting the Bonds and made between PEL and The Bank of New York Mellon, acting through its London Branch, as trustee (the “Trustee”) for the holders of the Bonds (the “Bondholders”), PEL has convened a meeting (“Meeting) of the Bondholders to be held at 11.00 a.m. on Thursday 18 May 2017 at the offices of Morgan, Lewis & Bockius UK LLP, Condor House, 5-10 St. Paul’s Churchyard, London EC4M 8AL, United Kingdom for the purpose of considering and, if thought fit, passing the resolution set out below, each of which will be proposed as an Extraordinary Resolution in accordance with the provisions of the Trust Deed.
NOTICE IS ALSO HEREBY GIVEN to the holders of the Bonds that if holders of at least 90% of the aggregate principal amount of Bonds outstanding have submitted Voting Instructions (as defined below) in favour of the Extraordinary Resolution, no meeting of Bondholders will be held in connection with the Consent Solicitation and the Extraordinary Resolution will be held to have passed by way of a resolution in writing in accordance with paragraphs 16 and 19 of Schedule 3 to the Trust Deed.  Under the terms of the Trust Deed, a written resolution signed by or on behalf of the holders of not less than 90% of the aggregate principal amount of Bonds outstanding shall for all purposes be as valid and effective as an Extraordinary Resolution passed at a meeting of Bondholders duly convened and held.  By submitting a Voting Instruction in favour of the Extraordinary Resolution, a Bondholder is also irrevocably instructing The Bank of New York Depository (Nominees) Limited, in its capacity as registered holder of the Bonds, to sign a written resolution in respect of the Extraordinary Resolution if holders of at least 90% of the aggregate principal amount of Bonds outstanding have submitted (and not validly revoked) Voting Instructions in favour of the Extraordinary Resolution at any time prior to the Voting Deadline.
The Meeting will commence at 11.00 a.m. London time.  If, after fifteen minutes, the person (who may but need not be a Bondholder) nominated in writing by the Trustee to take the chair at the Meeting or adjourned Meeting or otherwise appointed in accordance with the Trust Deed (the “Chairman”) determines that the quorum specified in the Trust Deed is not present, the Meeting will be adjourned until such date (not less than 14 days nor more than 42 days later) and time and place as the Chairman may decide.
Unless the context otherwise requires, terms used in this notice and defined in the Consent Solicitation Memorandum published by PEL dated 26 April 2017 relating, inter alia, to the Bonds and a copy of which accompanies this notice (the “Consent Solicitation Memorandum”) are used herein as so defined.
To the extent of any inconsistency between this Notice and the Consent Solicitation Memorandum, this Notice prevails.
EXTRAORDINARY RESOLUTION IN RESPECT OF THE BONDS

THAT THIS MEETING (the “Meeting”) of the holders (the “Bondholders”) of the US$274,000,000 6.00% Convertible Bonds due 30 April 2017 (of which US$212,000,000 in principal amount are currently outstanding) (the “Bonds”) issued by Paladin Energy Ltd (“Issuer”), and constituted by a trust deed dated 30 April 2012 as amended from time to time (the “Trust Deed”) between Paladin Energy Limited and The Bank of New York Mellon, acting through its London Branch (the “Trustee”), by Extraordinary Resolution (as defined in the Trust Deed and including if passed by way of a resolution in writing) HEREBY resolves as follows and, unless the contrary intention appears, capitalised terms in this Extraordinary Resolution have the meaning given to them in the Trust Deed.
1
Pursuant to paragraph 16 (and, if relevant, paragraph 19) of Schedule 3 (Provision for Meetings of Bondholders) of the Trust Deed, the following amendments to the Conditions of the Bonds as set out in Schedule 4 to the Trust Deed shall have effect:

(a)	amending Condition 3 (Definitions) by deleting the definition of “Final Maturity Date” and replacing it with the following:
““Final Maturity Date” means 30 September 2017.”;
(b)	amending Condition 3 (Definitions) by adding the definition of “Original Maturity Date” where:
““Original Maturity Date” means 30 April 2017.”;
(c)	amending Condition 5(a) (Interest Rate) by:
(i)	deleting the first paragraph and replacing it with the following:
“The Bonds bear interest from and including the Closing Date at the rate (the “Interest Rate”) of 6.00 per cent per annum calculated by reference to the principal amount thereof and payable semi-annually in arrear on 30 April and 30 October in each year (each an “Interest Payment Date”), commencing with the Interest Payment Date falling on 30 October 2012 but provided that:
(i)
no interest will be payable on the Interest Payment Date falling on 30 April 2017.  Rather, the interest that was otherwise payable on 30 April 2017 (the “April 2017 Interest Amount”) will be payable on the Final Maturity Date; and

(ii)
in respect of the final Interest Period (which ends on, but excludes, the Final Maturity Date), the amount of interest payable will be calculated by reference to the aggregate of the principal amount of the Bonds and the April 2017 Interest Amount.”; and

(ii)          deleting the third paragraph and replacing it with the following:
““Interest Period” means the payment period beginning on (and including) the Closing Date and ending on (but excluding) 30 October 2012, being the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date until the Interest Payment Date falling on 30 April 2017 and, thereafter, the final Interest Period shall begin on (and include) 30 April 2017 and end on (but exclude) the Final Maturity Date.”;
(d)	amending Condition 10 (Events of Default) by:
(i)	deleting Condition 10(b) and replacing it with the following:
“the Issuer does not perform or comply with any one or more of its other obligations under the Bonds or the Trust Deed and, in the case of any failure to perform or comply with any obligation other than that under Condition 11(l), the default is not remedied within 45 Days (or such longer period as the Trustee may permit) after the Issuer shall have received from the Trustee written notice of such default requiring it to be remedied; or”; and
(ii)	adding after Condition 10(h) a new paragraph 10(i) as follows:
“(i)	either:
(x)
any EDF Agreement is terminated or otherwise rendered void or unenforceable or the obligations of the Issuer to repay in full the prepayment amount under that agreement is demanded or enforced by Electricité de France; or

(y)
an event of default (however described) occurs under any EDF Agreement unless the Issuer has notified the Trustee within 3 days of such event of default having occurred that it is negotiating in good faith with Electricité de France with respect to agreeing a standstill (however described), or confirms that a standstill has been agreed, in each case with respect to demand or enforcement by Electricité de France for the repayment in full of the prepayment amount under that agreement.  An Event of Default shall arise immediately upon the termination of any such negotiations or the termination of any agreed standstill with the consequence that Electricité de France is free to make demand under or enforce such agreement for such repayment.

For the purposes of this paragraph (i), “EDF Agreements” shall mean the Prepayment Agreement dated August 28, 2012 between the Issuer and Electricité de France, as amended from time to time and/or the Uranium Concentrates Long Term Supply Contract dated August 8, 2012 between the Issuer and Electricité de France, as amended from time to time.”; and

(e)	amending Condition 11 (Undertakings) by adding after Condition 11(c)(k) a new paragraph 11(l) as follows:
“(l)
not (and will ensure that none of its Subsidiaries will) (whether in a single transaction or a series of related transactions) sell, assign, transfer, lease, or otherwise dispose of, or create, grant or allow to exist an interest in (including the giving of a guarantee) (in all cases, an “encumbrance”) any of its assets or the assets of a Subsidiary, where the aggregate fair market value of the asset or group of related assets (on arm’s length commercial terms as determined by the board of directors of the Issuer acting in good faith) which is disposed of (or otherwise subject to the encumbrance) (whether individually or in a series of related transactions) is greater than U.S.$5,000,000 other than (i) with the consent of the Trustee acting on the instructions of a majority of the Bondholders or (ii) a sale of Paladin Finance Pty Ltd’s interests in Langer Heinrich Mauritius Holdings Limited and Langer Heinrich Uranium (Pty) Ltd in accordance with the terms of the shareholders’ agreement dated 23 July 2014 between Paladin Finance Pty Ltd, Langer Heinrich Mauritius Holdings Limited and CNNC Overseas Uranium Holding Limited, to CNNC Overseas Uranium Holding Limited or (iii) any encumbrance in connection with the U.S.$25,000,000 revolving credit facility (“RCF”) made available under the document entitled “Revolving Credit Facility Agreement” dated 9 June 2016 between Langer Heinrich Uranium (Pty) Ltd and N.B.S.A. Limited or any refinancing thereof up to a maximum principal amount outstanding of U.S.$60,000,000, the proceeds of which are to be used only for the refinancing of the RCF and working capital purposes, where the relevant encumbrance is existing as at 26 April 2017 and/or extends to Paladin Finance Pty Ltd’s shares in Langer Heinrich Mauritius Holdings Limited and/or its loan to Langer Heinrich Uranium (Pty) Ltd.”.

2
For the avoidance of any doubt, pursuant to paragraph 16 (and, if relevant, paragraph 19) of Schedule 3 (Provisions for Meetings of Bondholders) of the Trust Deed, by the Extraordinary Resolution, no Event of Default will arise under the Bonds (and any Event of Default that has arisen under the Bonds is waived or cured) in respect of any payments that were otherwise due on 30 April 2017.

3
Pursuant to paragraph 16 (and, if relevant, paragraph 19) of Schedule 3 (Provision for Meetings of Bondholders) of the Trust Deed, the Trustee is authorised and directed to execute a supplemental trust deed and do anything else necessary to carry out and give effect to the resolution set out above.

4
Pursuant to clause 16 (and, if relevant, paragraph 19) of Schedule 3 (Provisions for Meetings of Bondholders) of the Trust Deed, the Trustee is discharged or exonerated from any and all liability in respect of any act or omission for which it may become responsible under the Trust Deed or the Bonds in connection with the implementation of this Extraordinary Resolution, even though it may subsequently be found that there is a defect in the passing of this Extraordinary Resolution or that for any reason, any part of this Extraordinary Resolution is not valid or binding on the Bondholders.

5
The Bondholders approve every modification and amendment (and the implementation thereof) in respect of their rights relating to the Bonds, (whether or not such rights arise under the Trust Deed, the Conditions or the Bonds), resulting from or to be effected by the modifications, authorisations and determinations referred to in this Extraordinary Resolution and/or the supplemental trust deed noted in paragraph 2 above.

6
Subject to the Extraordinary Resolution having been duly passed, the Extraordinary Resolution will become effective upon the earlier of (i) immediately following the conclusion of the Meeting and (ii) holders of not less than 90% of the aggregate principal amount of Bonds outstanding having voted in favour (and not validly revoked such Voting Instruction) of the Extraordinary Resolution.

7
The Extraordinary Resolution will become null and void, and the Conditions of the Bonds shall revert to the version in force on the date hereof, upon the Issuer announcing that the result of the Consent Solicitation is that the Extraordinary Resolution has not been passed.

This Extraordinary Resolution and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

If the Extraordinary Resolution is to be passed as a Written Resolution then the Extraordinary Resolution will also be executed as follows:

This Extraordinary Resolution shall take effect as a deed notwithstanding that it may be executed under hand.

Date:…………………………………2017

Executed and delivered as a deed by
THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED
as the registered holder of the Bonds

……………………………………………
 By:

Background
Paladin Energy Limited (“PEL”) is soliciting consents from holders of Bonds to approve the Extraordinary Resolution above.  Further information regarding the Consent Solicitation, including certain eligibility criteria and the consequence of ineligibility, and certain risk factors relating to the Consent Solicitation are set out in the Consent Solicitation Memorandum, a copy of which is available as indicated below.
General
The attention of Bondholders is particularly drawn to the quorum required for the Meeting which is set out in “—Voting and Quorum and Other Matters” below.  Having regard to such requirements, Bondholders are strongly urged to take steps to be represented at the Meeting, as described below, as soon as possible.
Bondholders who wish to vote must do so in accordance with the procedures of Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream, Luxembourg”) (together, the “Clearing Systems”).  Bondholders should note that they must allow sufficient time for compliance with the standard operating procedures of the relevant Clearing System(s) in order to ensure delivery of their Voting Instructions to be received by the Tabulation Agent in advance of the Voting Deadline.
The receipt of Voting Instructions by the relevant Clearing System will be acknowledged by such Clearing System and will result in the Blocking until PEL has announced the result of the Consent Solicitation of all Bonds held by the Beneficial Owner (as defined in paragraph 1 of “Voting and Quorum and Other Matters” below) on whose behalf such Voting Instruction was submitted and in such Bonds being held to the order of the Principal Paying Agent.  Accountholders (as defined in paragraph 1 of “Voting and Quorum and Other Matters” below) must take the appropriate steps through the relevant Clearing System to ensure that no transfers may be effected in relation to such Bonds at any time whilst they are Blocked, in accordance with the requirements of the relevant Clearing System and the deadlines required by such Clearing System.  By Blocking such Bonds in the relevant Clearing System, each Accountholder will be deemed to consent to the relevant Clearing System providing details concerning such Accountholder’s identity to PEL, the Principal Paying Agent, the Tabulation Agent and the Trustee.
A Beneficial Owner of Bonds held through a broker, dealer, commercial bank, custodian, trust company or Accountholder must provide appropriate instructions to such person in order to cause Voting Instructions to be delivered with respect to such Bonds.  Beneficial Owners are urged to contact any such person promptly to ensure timely delivery of such Voting Instructions.
None of the Trustee, the Principal Paying Agent, the Registrar or the Tabulation Agent (nor any of their respective directors, officers, employees, agents, affiliates or advisers) expresses any view as to the merits of the Consent Solicitation or the matters referred to in the Extraordinary Resolution or the Extraordinary Resolution itself, or makes any recommendation whether Bondholders should participate in the Consent Solicitation.  None of the Trustee, the Principal Paying Agent, the Registrar or the Tabulation Agent (nor any of their respective directors, officers, employees, agents, affiliates or advisers) has been involved in negotiating or takes any responsibility for the formulation of the Consent Solicitation or the matters referred to in the Extraordinary Resolution or the Extraordinary Resolution itself and none of them makes any representation that all relevant information has been disclosed to the Bondholders in the Consent Solicitation Memorandum or pursuant to this Notice.  Bondholders who are unsure of the impact of the Consent Solicitation or the matters referred to in the Extraordinary Resolution or the Extraordinary Resolution itself should seek their own professional advice immediately.
The Trustee has not reviewed, nor will it be reviewing, any documents relating to the Consent Solicitation, except this Notice and nor has it approved or will it be approving the Consent Solicitation.  Neither the Trustee (nor any of its directors, officers, employees, agents, affiliates or advisers) has verified, or assumes any responsibility for the accuracy or completeness of, any of the information concerning the Consent Solicitation, PEL or the factual statements contained in, or the effect or effectiveness of, the Consent Solicitation Memorandum or any other documents referred to in the

Consent Solicitation Memorandum or assumes any responsibility for any failure by PEL to disclose events that may have occurred and may affect the significance or accuracy of such information or the terms of any amendment (if any) to the Consent Solicitation.  The Trustee has not been involved in the formulation or negotiation of the Consent Solicitation.  The Trustee has, however, authorised it to be stated that, on the basis of the information contained in the Notice (which Bondholders are recommended to consider carefully), it has no objection to the matters referred to in the Extraordinary Resolution, or the Extraordinary Resolution itself, as set out in the Notice, being put to Bondholders for their consideration.
PEL will bear the fees and expenses (including the fees and expenses of legal advisers) of the Trustee and the Tabulation Agent in connection with the Consent Solicitation and the matters referred to in the Extraordinary Resolution, as more particularly agreed with the Trustee and the Tabulation Agent.
Voting Instructions
The Voting Instruction must include the full name of the Accountholder through which the Bondholder holds its Bonds and the securities account number with the Clearing System through which the Bonds are held.
By submitting, or arranging to have submitted on its behalf, Voting Instructions a Bondholder will be deemed, on the date on which such Voting Instructions are submitted, to make the representations and warranties and give the applicable undertakings set out in “Bondholders’ Agreements, Acknowledgements, Representations, Warranties and Undertakings—Voting Instructions” (as the case may be) in the Consent Solicitation Memorandum.
Voting and Quorum and Other Matters
1.
The relevant provisions governing the convening and holding of meetings of Bondholders and the solicitation of the consent of Bondholders to propose amendments to the terms and conditions of the Bonds are set out in Schedule 3 (Provisions for meetings of Bondholders) to the Trust Deed.

IMPORTANT: The Bonds are in registered form and are currently represented by a Global Bond which is deposited with a common depositary for Euroclear and Clearstream, Luxembourg (the “Common Depositary”) and registered in the name of The Bank of New York Depository (Nominees) Limited, as nominee for the Common Depositary.  Each person (a “Beneficial Owner”) who is the owner of a particular nominal amount of the Bonds held through Euroclear or Clearstream, Luxembourg or their respective account holders (“Accountholders”) should note that such person will not be a Bondholder for the purposes of attending and voting at, or establishing the quorum for, the Meeting and will only be entitled to attend and vote at the Meeting or appoint a proxy to do so in accordance with the procedures set out below.
2.
A Beneficial Owner wishing to attend in person and vote at the Meeting (or any adjourned Meeting) may give such direction by way of a Voting Instruction through its Accountholder to the Principal Paying Agent appointing itself as proxy not later than 48 hours before the time fixed for the Meeting.

3.	A Beneficial Owner not wishing to attend the Meeting (or any adjourned Meeting) in person may appoint a proxy or representative to attend and vote on their behalf.
A Beneficial Owner wishing to appoint another person as proxy to attend and vote at the Meeting (or any adjourned Meeting) may give a Voting Instruction through its Accountholder to the Principal Paying Agent appointing such other person as its proxy to vote at the Meeting (or any adjourned Meeting).
4.
Any vote given in accordance with the terms of a form of proxy or by a validly appointed representative shall be valid notwithstanding the previous revocation or amendment of the form of proxy or appointment of the representative or of any of the instructions of the

Beneficial Owner pursuant to which they were executed, provided that no intimation in writing of such revocation or amendment shall have been received from the donor thereof in each case by the Issuer at its registered office not later than 48 hours before the time fixed for the Meeting or, thereafter, to the Chairman of the Meeting.
5.
Any proxy or representative so appointed shall, so long as such appointment remains in force, be deemed for all purposes in connection with the Meeting or adjourned Meeting to be the holder of the Bonds to which such appointment relates and the holder of the Bonds shall be deemed for such purposes not to be the holder.

6.
Beneficial Owners must have made arrangements to vote with the relevant Clearing System by not later than 48 hours before the time fixed for the Meeting and within the relevant time limit specified by the relevant Clearing System and, if applicable, appoint proxies or representatives as described above not later than 48 hours before the time fixed for the Meeting.

7.
Any Bond(s) which have been Blocked as described above will be released to the Accountholder by the relevant Clearing System on the earlier of (i) the announcement by the Issuer of the result of the Consent Solicitation (ii) the conclusion of the Meeting (or the adjourned Meeting) and (iii) such Bond(s) ceasing in accordance with the procedure of such Clearing System and with the agreement of the relevant Agent, to be held to its order or under its control in such Clearing System.

8.
Voting Instructions must comply with and be transmitted in accordance with the usual procedure of the relevant Clearing System, so as to be received by that Clearing System sufficiently in advance of the Voting Deadline.

9.	Voting Instructions or other forms of proxy should clearly specify whether the Beneficial Owner wishes to vote in favour of, against or abstain from voting in respect of the Extraordinary Resolution.
10.
If Voting Instructions are not received from or on behalf of a Beneficial Owner by a Clearing System (and such Beneficial Owner does not otherwise make arrangements to vote at the Meeting (or adjourned Meeting, as applicable) or to attend in person by appointing a proxy or representative also in advance of the Voting Deadline), such Beneficial Owner will be deemed to have declined to vote in respect of the Extraordinary Resolution.

11.
Upon the terms and subject to the conditions contained in the Meeting provisions as set out in Schedule 3 (Provisions for meetings of Bondholders) of the Trust Deed and applicable law, PEL will accept all Voting Instructions, forms of proxy and appointments of a representative validly given and all votes cast at the Meeting representing such Voting Instructions, forms of proxy and appointments of a representative validly given.

12.
PEL’s interpretation of the terms and conditions of the Consent Solicitation shall be final and binding.  No alternative, conditional or contingent giving of Voting Instructions will be accepted.  Unless waived by PEL, any defects or irregularities in connection with the giving of Voting Instructions, forms of proxy and appointments of a representative must be cured within such time as is permitted in accordance with the procedures of the relevant Clearing System.  None of PEL, the Trustee, the Principal Paying Agent and the Tabulation Agent or any other person will be under any duty to give notification of any defects or irregularities in such Voting Instructions, forms of proxy and appointments of a representative nor will such entities incur any liability for failure to give such notification.  Such Voting Instructions, forms of proxy and appointments of a representative will not be deemed to have been delivered until such defects or irregularities have been cured or waived.

13.
PEL reserves the right to reject any or all Voting Instructions, forms of proxy and appointments of a representative that are not in proper form or the acceptance of which could, in the opinion of PEL or its counsel, be unlawful.

14.
As the Extraordinary Resolution relates to matters that are, pursuant to the Trust Deed, exercisable by Extraordinary Resolution and requiring a special quorum, the quorum required at the Meeting shall be one or more persons validly (in accordance with the provisions of the Trust Deed) present or being proxies or representatives (each a “voter”) in person representing or holding not less than 75 per cent. in aggregate principal amount of the outstanding Bonds.

15.
If within 15 minutes after the time appointed for any such Meeting a quorum is not present, then, the Meeting may be adjourned for such period, being not less than 14 nor more than 42 days, and to such place as may be appointed by the Chairman.  If within 15 minutes after the time appointed for any adjourned Meeting a quorum is not present, then, the Chairman shall dissolve such Meeting.  Notice of any Meeting adjourned for want of a quorum shall be given in the same manner as notice of the original Meeting, save that 10 days’ notice (exclusive of the day on which notice is given and of the day on which the Meeting is to be resumed) shall be sufficient and shall contain the quorum requirements which will apply when the Meeting resumes and information required for the notice of the original Meeting shall be given.

16.
At any adjourned Meeting resulting from a want of a quorum at the original Meeting, the quorum shall be one or more voters representing or holding not less than 50 per cent. in aggregate principal amount of the outstanding Bonds.

17.
To be passed in relation to the Bonds, the Extraordinary Resolution must be passed at the Meeting or adjourned Meeting, as applicable, duly convened and held in accordance with the provisions of Schedule 3 (Provisions for meetings of Bondholders) to the Trust Deed by a majority of not less than 75 per cent. of the votes cast.  To be passed as a resolution in writing in relation to the Bonds, the Extraordinary Resolution must be passed by a majority of holders of not less than 90% in principal amount of the Bonds outstanding.

18.
Every question submitted to a Meeting shall be decided in the first instance by a show of hands and in case of equality of votes the Chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a Bondholder or as a proxy or as a representative.

19.
At any Meeting unless a poll is (before or on the declaration of the result of the show of hands) demanded by the Chairman, PEL, the Trustee or any person present holding one or more Bonds or being a proxy or representative and holding or representing in the aggregate not less than 2 per cent. in principal amount of the Bonds for the time outstanding, a declaration by the Chairman that a resolution has been carried or carried by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

20.
If at any Meeting a poll is so demanded it shall be taken in such manner and subject as hereinafter provided either at once or after such an adjournment as the Chairman directs and the result of such poll shall be deemed to be the resolution of the Meeting at which the poll was demanded as at the date of the taking of the poll.  The demand for a poll shall not prevent the continuance of the Meeting for the transaction of any business other than the motion on which the poll has been demanded.

21.
On a show of hands every holder of the Bonds who is present in person or any person who is a proxy or a representative shall have one vote.  On a poll every person who is so present shall have one vote in respect of each US$1 in principal amount of the Bonds in respect of which he is a proxy or representative or in respect of which he is the holder.  Without prejudice to the obligations of the proxies named in any form of proxy any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

22.	If passed, the Extraordinary Resolution shall be binding on all the Bondholders, whether or not present at the Meeting (or an adjourned Meeting) or whether or not they voted in respect of the Extraordinary Resolution or gave a Voting Instruction, form of proxy or appointment of a representative, and each of them shall be bound to give effect to it accordingly.
23.
This Notice may be revoked by PEL and the Consent Solicitation may be terminated at any time prior to the Meeting.  This Notice and any non-contractual obligations arising out of or in connection with it shall be governed by, and shall be construed in accordance with, English law.

24.
A copy of the supplemental trust deed referred to above in the form that will be executed if the Extraordinary Resolution is passed is available to Bondholders upon written request to the Trustee (together with proof of its holding of the Bonds in a form that is reasonably satisfactory to the Trustee).  A copy of that supplemental trust deed will be provided to the relevant Bondholder in electronic form by email to the email address provided in any such request.

Further Information
Any questions relating to the completion and submission of Voting Instructions or other matters relating to the voting process should be addressed to the Tabulation Agent as follows:
Tabulation Agent
Lucid Issuer Services Limited
By telephone:             + 44 207 704 0880
By email:                          paladin@lucid-is.com

Paladin Energy Limited

Level 4
502 Hay Street
Subiaco Western Australia 6008
 Australia

The Tabulation Agent is:
Lucid Issuer Services Limited
Tankerton Works
12 Argyle Walk
London WC1H 8HA
United Kingdom

For information by telephone: + 44 207 704 0880
Email: paladin@lucid-is.com
The Trustee is:
The Bank of New York Mellon, London Branch
One Canada Square London E14 5AL England For information by telephone: +44 (0) 1202 689 644

The Principal Paying Agent is:
The Bank of New York Mellon, London Branch
One Canada Square London E14 5AL England For information by telephone: +44 (0) 1202 689 644

The Registrar is:
The Bank of New York Mellon SA/NV, Luxembourg Branch
Vertigo Building - Polaris 2-4 rue Eugène Ruppert L-2453 Luxembourg

This notice is given by:
PALADIN ENERGY LIMITED

26 April 2017